Exhibit 99.1
BIOGOLD FUELS CLOSES $862,500 FINANCING
LOS ANGELES, September 3, 2008 — BioGold Fuels Corporation (OTC Bulletin Board: BIFC) announced the closing of up to $862,500 in senior secured debt financing from Heritage Opportunity Fund, LLC. Heritage initially purchased a $287,500 senior secured convertible note due December 31, 2009 and a warrant to purchase up to 1,437,500 shares of the company’s common stock. Provided certain business milestones are met, Heritage, in its discretion, will purchase 2 additional rounds of $287,500 senior secured convertible notes and warrants to purchase up to 1,437,500 shares of common stock. In connection with this financing, Heritage Holding Group, LLC has amended its prior senior secured note for $550,000 to extend the due date from December 31, 2008 to December 31, 2009.
“This financing provides BioGold with the capital to finalize our engineering and design for the facility in Harvey County, Kansas. Additionally, the financing is designed to accelerate our ability to arrange a longer term credit facility or project financing for construction in Harvey County.” said BioGold’s CEO, Steve Racoosin.
About BioGold Fuels™ Corporation
BioGold Fuels™ Corporation is seeking to develop, acquire, license and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into electricity, synthetic diesel fuel and other renewable fuels to address the multi-billion dollar renewable fuels market in the United States and the world. A major component of MSW is paper-based material, hydrocarbon-based material, and other high-energy value feedstocks. BioGold’s multi-fuel processing facilities will take all forms of waste into one facility, while providing a green source of renewable fuels.
Safe Harbor Statement
The contents of this press release are presented as a general overview of BioGold Fuels. This release is intended only to contain general information regarding BioGold Fuels and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in BioGold Fuels. In addition, certain matters discussed in this release may constitute ‘forward-looking statements.’ Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond BioGold Fuels’ ability to control or predict, including, but not limited to, risks and uncertainties outlined in BioGold Fuels’ periodic reports filed with the Securities and Exchange Commission.
SOURCE: BioGold Fuels™ Corporation
Investor Relations Contact:
AudioStocks.com
Ronald Garner
Investor Hotline: 760-692-1167